CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2024, relating to the financial statements and financial highlights of The Future Fund Active ETF and The Future Fund Long/Short ETF (the “Funds”), each a series of Northern Lights Fund Trust II, for the year ended May 31, 2024, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

September 26, 2024